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                                  For:             EKCO Group, Inc.

                                  Contact:         Don DeNovellis
                                                   Chief Financial Officer
                                                   (603) 888-1212

FOR IMMEDIATE RELEASE             Investors:       Stacey Bibi/Caroline Eustace/
                                                   Bernadette Maglione
                                  Media:           Lauren Gargano
                                                   Morgan-Walke Associates
                                                   (212) 850-5600


             EXCO GROUP, INC. COMMENTS ON SECOND QUARTER PERFORMANCE
     -- COMPANY RETAINS LEHMAN BROTHERS TO EXPLORE STRATEGIC ALTERNATIVES --


                  Nashua, NH, June 21, 1999 - EKCO Group, Inc. (NYSE: EKO) today announced preliminary expectations for financial performance for the second quarter ending July 4, 1999.
                  Based on currently available information, the Company expects sales for the second quarter to be in the range of $59 million - $61 million. The Company expects the loss per diluted share for the second quarter to be in the range of $0.15 - $0.17, compared to last year's earnings of $0.02 per diluted share. In addition, the Company expects that, based on current business conditions, earnings per share for fiscal 1999 will be in the range of $0.38 to $0.40 versus $0.37 in fiscal 1998. EKCO intends to release full financial results for the second quarter on July 26, 1999.
                  The Company also announced that it has retained Lehman Brothers to assist the Board of Directors in exploring EKCO Group's strategic alternatives and ways to enhance shareholder value.
                  Malcolm L. Sherman, EKCO Group Chairman and Chief Executive Officer, stated, "We are clearly disappointed with our anticipated financial performance for the second quarter. In particular, sales in our housewares division were impacted by a significant delay in orders from a major retail customer, which we expect to partially recover in the second half of the year. In addition, weak export sales and an industry-wide softness of retail sales in the United Kingdom also affected our results. We do not expect the macroeconomic retail environment within the United Kingdom to change dramatically near-term, and have, therefore, taken a more conservative posture for the latter half of the year."

                                     -more-


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                  "On a positive note, our other business units continue to
     perform at or above plan. Specifically, sales at our Aspen Pet Products division were strong, and we are pleased to note that we have begun to roll-out our new line of upscale dog food, VITARX(TM), to a major pet retailer. In addition, our Woodstream subsidiary also continues to benefit from the warmer weather across much of the country."
                  Mr. Sherman concluded, "EXCO is a company that benefits from well-recognized consumer brand names with broad channels of distribution. We remain focused on strengthening our business and are deeply committed to maximizing shareholder value going forward."
                  EKCO Group, Inc. is a leading manufacturer and marketer of branded consumer products that are broadly marketed primarily through major mass merchant, supermarket, home, hardware, specialty and department stores. The Company's products include household items such as bakeware, kitchenware, pantryware, brooms, brushes and mops, as well as nonpoisonous and low-toxic household pest control products and small animal care and control products. In addition, the Company also markets pet supplies and accessories, such as ropes, chews, collars and leashes, through its subsidiary, Aspen Pet Products.


Except for the historical information contained herein, the matters discussed in this press release, including but not limited to the Company's projections for financial results in the second quarter of fiscal 1999 and for the full year, are forward-looking statements made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements, including the Company's current expectations regarding future financial results, are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: the impact of the level of the Company's indebtedness; restrictive covenants contained in the Company's various debt documents; general economic conditions and conditions in the retail environment; the Company's dependence on a few large customers; price fluctuations in the raw materials used by the Company; competitive conditions in the Company's markets; the timely introduction of new products and costs associated herewith; the impact of competitive products and pricing; certain assumptions related to consumer pricing purchasing patterns; the seasonal nature of the Company's business; the timely implementation by the Company of its Year 2000 Project; the future costs associated with its Year 2000 Project and the timely conversion by key vendors, customers, suppliers and other third parties on which the Company's business relies; and the impact of federal, state and local environmental requirements (including the impact of current or future environmental claims against the Company). As a result, the Company's results may fluctuate. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's best estimates as of the date of this press release. The Company assumes no obligation to update such estimates except as required by the rules and regulations of the Securities and Exchange Commission. Cuisnart(R) is a registered trademark of Conair Corporation. Farberware(R) is a registered trademark of FARBERWARE Inc.

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